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                                                                    Exhibit 99.1

                                PLAINS AAP, L.P.
                                  BALANCE SHEET
                                 (in thousands)
                                   (unaudited)

                                                                       June 30,
                                                                         2002
                                                                      ----------
                                     ASSETS

Cash                                                                  $        8
Investment in Plains All American Pipeline, L.P.                          51,341
                                                                      ----------

                  Total Assets                                        $   51,349
                                                                      ==========


                        LIABILITIES AND PARTNERS' CAPITAL

                                   LIABILITIES

Performance Options Obligation                                        $      847

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL
Limited Partners                                                      $   50,150
General Partner                                                              352
                                                                      ----------
        Total Partners' Capital                                       $   50,502
                                                                      ----------

                  Total Liabilities and Partners' Capital             $   51,349
                                                                      ==========

                      See notes to the financial statement.

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Note 1 - Organization

         Plains AAP, L. P. (the "Partnership") is a Delaware limited partnership, which was formed on May 21, 2001, and, through a series of transactions, was capitalized on June 8, 2001. Through these series of transactions Plains Holdings Inc. (formerly known as Plains All American Inc.) conveyed to the Partnership its general partner interest in Plains All American Pipeline, L.P. ("PAA") and subsequently sold a portion of its interest in the newly formed partnership to certain investors. The ownership interests in the Partnership (collectively, the "Partners") at June 30, 2002, are comprised of a 1% general partner interest held by Plains All American GP LLC (the "General Partner") and the following limited partner interests:

      .  Plains Holdings Inc. - 43.560%

      .  Sable Investments, L.P. - 19.800%

      .  KAFU Holdings, L.P. - 16.253%

      .  E-Holdings III, L.P. - 8.910%

      .  Mark E. Strome - 2.113%

      .  PAA Management L.P. - 3.960%

      .  Strome Hedgecap Fund, L.P. - 1.055%

      .  First Union Investors - 3.349%

         As of June 30, 2002, the Partnership owns a 2% general partner interest in PAA and an approximate 1% limited partner interest, consisting of 450,000 subordinated units (see Note 3). PAA was formed in September of 1998, and in the fourth quarter of 1998 completed its initial public offering and the transactions whereby it became the successor to the midstream crude oil business and assets of Plains Resources Inc. and its midstream subsidiaries. PAA's operations are concentrated in Texas, California, Oklahoma and Louisiana and in the Canadian provinces of Alberta and Saskatchewan, and can be categorized into two primary business activities:

      . Pipeline Operations. PAA owns and operates gathering and mainline crude oil pipelines located throughout the United States and Canada. Its activities from pipeline operations generally consist of transporting third-party volumes of crude oil for a fee, third party leases of pipeline capacity, barrel exchanges and buy/sell arrangements. PAA also utilizes their pipelines in their merchant activities conducted under their gathering and marketing business.

      . Gathering, Marketing, Terminalling and Storage Operations. In connection with its terminalling and storage activities, PAA owns and operates aboveground crude oil terminalling and storage facilities, including the terminalling and storage facility at Cushing, Oklahoma. PAA's terminalling and storage operations generate revenue through a combination of storage and throughput charges to third parties. PAA also utilizes its storage tanks to counter-cyclically balance its gathering and marketing operations and to execute different hedging strategies to stabilize profits and reduce the negative impact of crude oil market volatility. Its gathering and marketing operations include: the purchase of crude oil at the wellhead, and the bulk purchase of crude oil at pipeline and terminal facilities; the transportation of crude oil on trucks, barges or pipelines; the subsequent resale or exchange of crude oil at various points along the crude oil distribution chain; and, the purchase of liquefied petroleum gas ("LPG") from producers, refiners and other marketers, and sale of LPG to end users and retailers.

                                       -6-

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Note 2 -Investment in PAA

         The Partnership's investment in PAA at June 30, 2002, is $51.3 million. The summarized financial information of PAA at June 30, 2002, is presented below (in thousands):

                     Current assets                                    $587,115
                     Non - current assets                              $750,889
                     Current liabilities                               $553,692
                     Long-term debt and other long-term liabilities    $386,376
                     Partners' capital                                 $397,936

         At the date of inception, the Partnership's investment in PAA exceeded its share of the underlying equity in the net assets of PAA by $44.5 million. This excess is related to the fair value of PAA's crude oil pipeline and other assets and is amortized on a straight-line basis over their estimated useful life of 30 years.

Note 3 - Contribution of Subordinated Units

         On June 8, 2001, certain of our limited partners contributed to the Partnership an aggregate of 450,000 subordinated units of PAA. These subordinated units are intended for use in connection with an option plan (see
Note 5) pursuant to which certain members of the management of our general partner will, subject to the satisfaction of vesting criteria, have a right to purchase a portion of such subordinated units. Until the exercise of such options, we will continue to own and receive any distributions paid by PAA with respect to such subordinated units. Any distributions we make as a result of the receipt of distributions on the subordinated units will be paid to our limited partners in proportion to the original contribution of such subordinated units.

Note 4 - Partners' Capital

         The Partnership distributes all of its available cash, less reserves established by management, on a quarterly basis. Except as described in Note 3, distributions are paid to the partners in proportion to their percentage interest in the Partnership.

         The General Partner manages the business and affairs of the Partnership. Except for situations in which the approval of the limited partners is expressly required by the Partnership agreement, or by nonwaivable provisions of applicable law, the General Partner has full and complete authority, power and discretion to manage and control the business, affairs and property of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership's business, including the execution of contracts and management of litigation. The General Partner employs all officers and personnel involved in the operation and management of PAA and its subsidiaries. PAA reimburses the General Partner for all expenses, including compensation expenses, related to such operation and management. The Partnership has no commitment or intent to fund cash flow deficits or furnish other financial assistance to PAA.

Note 5 - Performance Option Plan

         In June 2001, the Performance Option Plan (the "Plan") was approved by the General Partner to grant options to purchase up to 450,000 subordinated units of PAA (See Note 3) to employees of the General Partner. As of June 30, 2002, options to purchase 365,000 units have been granted under the Plan. The options have been granted with a per unit exercise price of $22, less 80% of any per unit distribution on a subordinated unit from the date of grant until the date of exercise. As of June 30, 2002, the exercise price has been reduced to $20.36 for distributions made since the date of grant.

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         The options have a ten-year term and vest in 25% increments upon PAA achieving quarterly distribution levels as follows:

                                    Quarterly         Annual
                                  Distribution     Distribution
                  Vesting %          Level            Level
                -----------      --------------   --------------
                    25%           $    0.525       $      2.10
                    50%           $    0.575       $      2.30
                    75%           $    0.625       $      2.50
                    100%          $    0.675       $      2.70


         The Partnership accounts for these options in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 requires that companies use a fair value based method to account for equity instruments issued to non-employees. These options are considered performance awards and are accounted for at fair value upon vesting and revalued at each financial statement date. As of the date of declaration of the first quarter 2002 distribution (April 22, 2002) PAA attained the distribution level necessary for 25% of the options to vest. This resulted in a reduction of the Partners' capital accounts and corresponding increase in performance option obligation of $0.8 million. The following fair values for the options were calculated using the "Black-Scholes Model" based upon the indicated assumptions:


                                                        Assumptions
                                            ------------------------------------
                                                                           Expected
                Options   Percent  Options  Interest  Expected  Expected   Dividend   Fair
Grant Date      Granted   Vested   Vested     Rate      Life   Volatility  Yield (1)  Value
----------      -------   -------  -------  --------  -------- ---------- ----------  -----
June 7, 2001    350,000     25%    87,500     4.09%     4.9     30.50%         2.02%  $ 9.26
May 8, 2002      15,000     25%     3,750     4.52%     5.9     30.50%         2.02%  $ 9.85

(1) Reflects 20% of anticipated dividend yield. The adjustment is to provide for the reduction in the exercise price of the options equal to 80% of distributions.

Note 6 - Recent Accounting Pronouncements

         In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of the exit plan. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS No. 146 will only impact the Partnership to the extent PAA is affected. Therefore, we do not believe that the adoption of this rule will have a material effect on either our financial position, results of operations, or cash flows.


         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds, updates, clarifies and simplifies existing accounting pronouncements. Among other things, SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Under SFAS No. 145, the criteria in Accounting Principles Board No. 30 will now be used to classify those gains and losses. The adoption of this and the remaining provisions of SFAS No. 145 did not have a material effect on our financial position or results of operations.

         In June 2001, the FASB issued SFAS No. 143 "Asset Retirement Obligations." SFAS No. 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the time of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. We will adopt the statement effective January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in

                                       -8-

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accounting principle. SFAS No. 143 will impact the Partnership to the extent PAA is effected. PAA is in the process of evaluating the impact of adoption, but at this time, we cannot reasonably estimate the effect of the adoption of this statement on either our financial position, results of operations or cash flows.

Note 7 - Subsequent Events

         During August 2002, PAA completed the issuance and sale of 6,325,000 Common Units at a public offering price of $23.50 per unit. In conjunction with that offering, the Partnership received additional investments from the Partners and made a contribution to PAA totaling approximately $3.0 million.

         In addition, subsequent to June 30, 2002, PAA declared cash distributions to the Partnership of $1.4 million and $1.6 million for the second and third quarter of 2002, respectively. The second quarter distribution, which was declared on July 23, 2002, was received on August 14, 2002. The third quarter distribution, which was declared on October 24, 2002, is to be paid by PAA on November 14, 2002.

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